TRUE PRODUCT ID RECEIVES INITIAL BRIDGE FINANCING

TO FULFILL CHINA ORDERS

BEIJING and PHILADELPHIA, January 24, 2007 -- True Product ID, Inc. (TPID) (OTCBB: TPDI) announced that on January 17, 2007 it had closed a bridge financing with a private investor.  A portion of these proceeds will go to fulfill existing orders in China.  TPID will send a representative from the US to Beijing to work with its Chinese joint venture partner to fulfill these orders.  The bridge financing is structured in the form of a subordinated convertible note, and is part of TPID’s ongoing efforts to secure financing to enable TPID to meet the demand for its products and services.  TPID believes that this is another important milestone in the Company’s growth.

About True Product ID

True Product ID has developed a multi-faceted, integrated process for anti-counterfeiting and security surveillance applications. The Company is able to deliver turnkey solutions for governments, armed forces, and industry, through its own proprietary technology and through aggregating the technology, products, and services of third parties via licensing agreements and or joint ventures. For more information go to the TPID US website, http://www.tpid.net, or its Chinese joint venture website, http://www.trueproductid.com/

SAFE HARBOR STATEMENT: This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that our products may not achieve customer acceptance or perform as intended, that we may be unable to obtain necessary financing to continue operations and development, and other risks. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements.

CONTACT:

True Product ID, Inc. (TPID)

Richard Bendis, President and CEO

rbendis@tpid.net

215.496.8102

2600 Centre Square West, 1500 Market Street

Philadelphia, PA 19102

Phone: (215) 496-8102   Fax:  (215) 320-1991